XO Group Reports Third Quarter 2013 Financial Results

- Third Quarter Revenue up 7.0%, led by online advertising; Operating Profit up 60.8%-

Conference Call Thursday, November 7th, at 4:30 p.m. ET, Dial-In (877) 314-9915 (ID# 93559866)

NEW YORK, Nov. 7, 2013 /PRNewswire/ -- XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), the premier media and technology company devoted to weddings, pregnancy, and everything in between, today reported financial results for the three months ended September 30, 2013.

Third Quarter Summary Results

Total revenue for the third quarter was $34.0 million, up 7.0% compared to the prior year. The results were led by local online advertising revenue and registry service revenue, which grew 9.6% and 35.8%, respectively, year over year. National online advertising revenue grew 7.0% in the three months ended September 30, 2013 compared to the prior year period. Publishing and other revenues were up 6.4%, while merchandise revenue was down 8.3% compared to the third quarter last year.

For the quarter ended September 30, 2013, the Company's operating profit was $5.3 million, compared to $3.3 million in the prior year quarter. The $2.0 million increase in operating profit was primarily due to increased revenue in the online sponsorship and advertising business and lower intangible asset impairment expense, partially offset by increased technology-related investments and increased compensation expense mainly due to higher sales performance. Net income for the quarter was $3.1 million or $0.12 per diluted share, compared to $2.1 million or $0.08 per diluted share in the prior year quarter.

The Company's balance sheet at September 30, 2013 reflects cash and cash equivalents of $86.2 million, up $8.8 million from $77.4 million at December 31, 2012. The Company has not purchased any shares under the $20 million stock repurchase authorization announced on April 10, 2013.

"We are pleased with the growth of our online advertising and registry businesses, as the combination of investment and execution continues to pay dividends," said Chief Executive Officer, David Liu. "As we enter the last quarter of the year our focus remains on investing in our products and services that enable our brides, newlyweds, and new parents to connect with the relevant life stage marketers and vendors across all platforms."

Recent Developments

  Local online advertising growth continued in the third quarter, with revenue up 9.6% over the prior year quarter. We had 22,600 vendors at the end of the third quarter, compared to 22,100 at the end of the third quarter last year. The churn rate decreased slightly to 29.4% at the end of September 2013, from 29.8% at the end of the same period last year.  The average annual revenue per vendor was approximately $2,400, up 5.2% year over year (see Supplemental Tables, below).
  National online advertising revenue increased by 7.0% in the third quarter of this year compared to the corresponding period in 2012. The increase was driven by our pregnancy and parenting website, thebump.com. The Bump continues to attract key new advertisers across all categories.
  Registry services revenue increased by $0.7 million, up 35.8% in the third quarter of this year compared to the same period last year. Upgrades to the registry platform, which launched in April of this year, continue to drive better conversion rates for our partners.
  In October 2013, the Company launched a baby registry partnership with Babies"R"Us®. Through this partnership, guests can search for Babies"R"Us registries via our patented search and purchase tool, and The Bump will refer expectant moms to Babies"R"Us for registry creation.
  Also in October 2013, the Company updated the Wedding LookBook by The Knot app for the iPhone. Brides can use their mobile devices to search for dresses from our extensive database, locate and contact wedding dress salons, and snap and share photos as they try on dresses. The update also includes a new design and social network integration.

Third Quarter and Year-to-Date 2013 Financial Highlights

"Continued strength in our online and registry businesses along with expense management during the first nine months of the year has led to increased profitability and a strong balance sheet. These results are encouraging as we continue to balance near term investments in product and technology in order to maximize long term shareholder value," said Chief Financial Officer, John Mueller.

  For the three months ended September 30, 2013, the Company's revenue was $34.0 million, up 7.0% compared to revenue of $31.7 million in the third quarter of 2012. Net income for the third quarter was $3.1 million, or $0.12 per diluted share, compared to net income of $2.1 million, or $0.08 per diluted share, for the third quarter ended September 30, 2012.
  For the nine months ended September 30, 2013, the Company reported revenue of $101.2 million and net income of $8.9 million or $0.35 per diluted share. This compares to revenue of $97.0 million and net income of $5.6 million, or $0.22 per diluted share, in the corresponding period of 2012. Revenue growth year to date was 4.4%, compared to the same period in 2012, while net income was up 58.4% in the first nine months of this year compared to the same period of 2012.
  Local online advertising revenue was $13.7 million for the quarter ended September 30, 2013, growing 9.6% compared to $12.5 million for the third quarter of 2012. Local online revenue was $40.7 million for the nine months ended September 30, 2013, up 9.8% compared to $37.0 million for the corresponding period in 2012.
  National online advertising revenue was $6.9 million for the three months ended September 30, 2013, increasing 7.0% compared to the corresponding period in 2012. National online revenue was $20.9 million for the nine months ended September 30, 2013, increasing 6.8% compared to the corresponding period in 2012.
  Publishing and other revenues were $5.3 million for the quarter ended September 30, 2013, up 6.4% compared to the same period last year.  Publishing and other revenues were $17.9 million for the nine months ended September 30, 2013, up 4.8% compared to $17.1 million for the corresponding period in 2012.
  Registry services revenue was $2.8 million for the third quarter of 2013, up 35.8% compared to the same period in 2012. Registry services revenue was $6.4 million for the nine months ended September 30, 2013, up 26.0% compared to $5.1 million for the corresponding period in 2012.
  Merchandise revenue from the sale of wedding and baby supplies was $5.2 million and $15.4 million for the three and nine months ended September 30, 2013, respectively, compared to $5.7 million and $18.2 million for the corresponding periods in 2012. The declines were mainly due to search engine optimization (SEO) challenges and the impact from increased usage of mobile devices by our users, resulting in lower traffic.
  Gross profit for the third quarter of 2013 was $28.7 million, up 8.7% year-over-year.  Gross profit margin was 84.5% for the three months ended September 30, 2013, compared to 83.2% for the corresponding period in 2012. In the nine months ended September 30, 2013, gross profit margins approximated 83.2%, compared to 82.5% in the corresponding period in 2012.  The improvement in gross margins year-over-year for third quarter is primarily due to the shift in revenue mix toward online advertising and registry services which are the most profitable businesses, partially offset by lower margins in publishing & other. Please see the supplemental data tables for additional information regarding gross profit margins.
  Operating expense was $23.5 million and $69.8 million for the three and nine months ended September 30, 2013, respectively, compared to $23.2 million and $70.9 million for the corresponding periods in 2012.  The increase in operating expense for the third quarter was primarily due to increased technology-related investments, specifically additional personnel and software. Also contributing to the increase in operating expense was increased compensation-related expense, mainly due to higher sales performance.  These increases were partially offset by a non-recurring intangible assets impairment charge taken in the third quarter of last year.
  Stock-based compensation expense was $1.7 million and $4.6 million for the three and nine months ended September 30, 2013, respectively, compared to $2.0 million and $6.4 million for the corresponding periods in 2012. The year-over-year decrease in stock-based compensation was due to a lower estimated accrual for stock-based compensation compared to the prior year and the timing of annual grants.
  The Company incurred net operating expenses related to Ijie.com of approximately $1.0 million and $3.0 million for the three and nine months ended September 30, 2013, respectively, which was flat compared to the corresponding periods in 2012.
  Net cash provided by operating activities was $5.9 million for the quarter ended September 30, 2013, while capital expenditures amounted to $1.9 million for the same period. Net cash provided by operating activities was $15.4 million for the nine months ended September 30, 2013, while capital expenditures amounted to $4.7 million for the same period.

Supplemental Data Tables

Local Online Advertising Metrics

	3Q2013	2Q2013	1Q2013	4Q2012	3Q2012
Profile Count	30,200	30,200	30,400	29,100	29,700
Vendor Count	22,600	22,600	22,600	22,100	22,100
Churn Rate	29.4%	29.5%	29.8%	30.2%	29.8%
Avg. Revenue/Vendor	$2,400	$2,400	$2,400	$2,400	$2,300

Gross Profit/Margin by Business

Three months ended September 30,	2013	2013	2012	2012
($000s)	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Online sponsorship & advertising	$20,190	97.9%	$18,533	97.7%
Registry services	2,790	100.0%	2,054	100.0%
Merchandise	2,227	42.6%	2,418	42.4%
Publishing & other	3,501	65.7%	3,412	68.2%
Total gross profit	$28,708	84.5%	$26,417	83.2%

Stock Based Compensation

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2013	2012	2013	2012
Product & content development	$536	$658	$1,711	$2,134
Sales & marketing	362	574	1,179	1,987
General & administrative	767	732	1,662	2,313
Total stock-based compensation	$1,665	$1,964	$4,552	$6,434

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except for Per Share Data)

	Three Months Ended September 30,
	2013 (unaudited)	2012 (unaudited)
Net revenue:
Online sponsorship and advertising	$20,620	$18,973
Registry services	2,790	2,054
Merchandise	5,232	5,703
Publishing and other	5,326	5,004
Total net revenue	33,968	31,734
Cost of revenue:
Online sponsorship and advertising	430	440
Merchandise	3,005	3,285
Publishing and other	1,825	1,592
Total cost of revenue	5,260	5,317

Gross profit	28,708	26,417
Operating expenses:
Product and content development	7,108	6,768
Sales and marketing	9,528	9,096
General and administrative	5,745	5,461
Long-lived asset impairment charge	—	958
Depreciation and amortization	1,075	867
Total operating expenses	23,456	23,150

Income from operations	5,252	3,267
Loss in equity interests	(55)	(19)
Interest and other income, net	41	82
Income before income taxes	5,238	3,330
Provision for income taxes	2,137	1,271
Net income	$3,101	$2,059
Net income per share:
Basic	$0.13	$0.08
Diluted	$0.12	$0.08
Weighted average number of shares used in calculating net earnings per share:
Basic	24,686	24,285
Diluted	25,879	24,818

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except for Per Share Data)

	Nine Months Ended September 30,
	2013 (unaudited)	2012 (unaudited)
Net revenue:
Online sponsorship and advertising	$61,527	$56,574
Registry services	6,373	5,056
Merchandise	15,411	18,228
Publishing and other	17,918	17,092
Total net revenue	101,229	96,950
Cost of revenue:
Online sponsorship and advertising	1,506	1,332
Merchandise	9,189	10,255
Publishing and other	6,267	5,359
Total cost of revenue	16,962	16,946

Gross profit	84,267	80,004
Operating expenses:
Product and content development	21,116	20,234
Sales and marketing	29,574	30,507
General and administrative	15,831	16,497
Long-lived asset impairment charges	—	958
Depreciation and amortization	3,324	2,740
Total operating expenses	69,845	70,936

Income from operations	14,422	9,068
Loss in equity interests	(174)	(29)
Interest and other income, net	70	73
Income before income taxes	14,318	9,112
Provision for income taxes	5,456	3,584
Net income	8,862	5,528
Plus: net loss attributable to noncontrolling interest	—	65
Net income attributable to XO Group Inc.	$8,862	$5,593
Net income per share attributable to XO Group Inc. common stockholders:
Basic	$0.36	$0.23
Diluted	$0.35	$0.22
Weighted average number of shares used in calculating net earnings per share:
Basic	24,591	24,762
Diluted	25,579	25,328

XO GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$86,217	$77,407
Accounts receivable, net	14,064	14,960
Inventories	2,791	2,222
Deferred production and marketing costs	594	557
Deferred tax assets, current portion	2,883	2,857
Prepaid expenses	3,938	2,311
Other current assets	23	141
Total current assets	110,510	100,455
Long-term restricted cash	2,601	2,599
Property and equipment, net	15,273	13,093
Intangible assets, net	4,820	5,660
Goodwill	38,500	37,750
Deferred tax assets	21,148	21,334
Investment in equity interests	2,222	2,396
Other assets	521	67
Total assets	$195,595	$183,354
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,980	$11,448
Deferred revenue	15,683	14,710
Total current liabilities	26,663	26,158
Deferred tax liabilities	2,825	2,791
Deferred rent	6,096	6,628
Other liabilities	3,429	3,270
Total liabilities	39,013	38,847
Stockholders' equity:
Preferred stock	—	—
Common stock	270	259
Additional paid-in-capital	167,332	164,071
Accumulated other comprehensive loss	(156)	(97)
Accumulated deficit	(10,864)	(19,726)
Total stockholders' equity	156,582	144,507
Total liabilities and equity	$195,595	$183,354

Conference Call and Replay Information

XO Group Inc. will host a conference call with investors at 4:30 p.m. ET on Thursday, November 7, 2013, to discuss its third quarter 2013 financial results. Participants should dial (877) 314-9915 and use Conference ID# 93559866 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company's website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group's website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company's website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID #93559866.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com) is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) we incurred losses for many years following our inception and may incur losses in the future, (iii) we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) sales to sponsors or advertisers may be delayed or cancelled, (v) efforts to launch new technology and features may not generate significant new revenue or may reduce revenue from existing services, (vi) we may be unable to develop solutions that generate revenue from advertising delivered to mobile phones and wireless devices, (vii) the significant fluctuation to which our quarterly revenue and operating results are subject, (viii) the seasonality of the wedding industry, (ix) our e-commerce operations are dependent on Internet search engine rankings, and our ability to influence those rankings is limited, (x) the dependence of our registry services business on third parties, and (xi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:
Ivan Marmolejos
Investor Relations
(212) 219-8555 x1004
IR@xogrp.com